Exhibit 23b

Consent of Independent Certified Public Accountants

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated January 19, 2001 on the consolidated financial statements of Brown & Brown, Inc. (the Company) as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference into the Company's Form 10-K/A dated March 27, 2001, and into the following registration statements previously filed by the Company: Form S-8 (File No. 33-41204); Form S-8 (File No. 333-14925); Form S-8 (File No. 333-43018).

/S/ ARTHUR ANDERSEN LLP

Orlando, Florida,

March 27, 2001

F:\ADMIN\SEC\10K\10K_A\EX23B.doc